Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES THIRD QUARTER RESULTS

Paoli, PA, October 27, 2009 – AMETEK, Inc. (NYSE: AME) today announced third quarter results. AMETEK’s third quarter 2009 sales of $497.1 million were down 23% over the same period of 2008. Operating income for the third quarter of 2009 was $77.5 million, compared with $120.1 million recorded in the same period of 2008.

Net income in the third quarter of 2009 was $43.0 million, or $0.40 per diluted share, compared to $70.9 million, or $0.66 per diluted share in the third quarter of 2008. The 2009 results include approximately $0.02 per diluted share in restructuring costs. Excluding these restructuring costs, third quarter earnings were $0.42 per diluted share.

“In the face of difficult market conditions, we delivered good financial results,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “We believe our overall business has stabilized, our restructuring initiatives are on track and we continue to focus on our key strategic priorities to drive value for our shareholders.”

Operating cash flow was very strong, totaling $72 million for the third quarter of 2009, up 15% from the third quarter of 2008.

For the first nine months of 2009, AMETEK sales decreased 17% to $1.57 billion from $1.91 billion in the same period of 2008. Operating income totaled $276.9 million, a 21% decrease from $350.4 million earned in the first nine months of last year. Net income for the first nine months of 2009 was $153.9 million, down 24% from $203.1 million in the same period of 2008. Diluted earnings per share were $1.43 for the first nine months of 2009, down 24% from $1.89 per diluted share in the first nine months of 2008. Operating cash flow was $256 million, up 25% from the first nine months of 2008.

Electronic Instruments Group (EIG)
For the 2009 third quarter, EIG sales decreased 24% to $271.8 million. Operating income was $47.9 million, compared with $80.2 million in the third quarter of 2008. Operating margins for the quarter were 17.6% as compared to 22.4% in the third quarter of 2008.

“EIG revenue was down, as we saw weakness in the Aerospace aftermarket, Process and Industrial businesses. Operating margins reflect the impact of lower revenues and costs associated with our restructuring actions,” said Mr. Hermance.

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AMETEK ANNOUNCES THIRD QUARTER RESULTS

Electromechanical Group (EMG)
For the third quarter of 2009, EMG sales were $225.2 million, a 22% decrease from the same period of 2008. Operating income of $38.2 million was down 24% from the $50.4 million recorded in the same period of 2008. Operating margins for the quarter were 17.0%, down from 17.4% in the third quarter of 2008.

“EMG had a solid quarter, given the continued impact of the economic downturn on their markets. We experienced weakness in both the cost driven and differentiated businesses. Operating margins were down slightly as very effective cost reduction and operational excellence initiatives were able to offset the impact of the lower sales volume,” commented Mr. Hermance.

2009 Outlook
“2009 continues to be a very challenging year though we believe our overall business has stabilized. For the full year, we expect revenue to decline approximately high-teens on a percentage basis,” commented Mr. Hermance. “We have narrowed our earnings guidance to be in the range of $1.87 to $1.92 per diluted share. Excluding the restructuring costs of $0.02 per diluted share in the third quarter, our guidance is $1.89 to $1.94 per diluted share.”

“Fourth quarter 2009 sales are expected to be down in the high teens on a percentage basis from last year’s fourth quarter. We estimate our earnings to be approximately $0.44 to $0.49 per diluted share, a sizable improvement over the third quarter of this year,” noted Mr. Hermance.

Mr. Hermance continued, “AMETEK continues to successfully navigate difficult market conditions. We remain focused on executing our restructuring initiatives, generating strong cash flow and delivering solid financial results. Together with our investments in new products, global expansion and strategic acquisitions, we will continue to create value for our shareholders.”

Conference Call
AMETEK, Inc. will Web cast its Third Quarter 2009 investor conference call on Tuesday, October 27, 2009 beginning at 8:30 AM ET. The live audio Web cast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ANNOUNCES THIRD QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$497,060	$647,423	$1,574,855	$1,907,391

Operating expenses:
Cost of sales, excluding depreciation (a)	344,658	437,476	1,076,879	1,285,676
Selling, general and administrative (a)	63,858	78,216	189,405	237,236
Depreciation	11,069	11,666	31,714	34,070

Total operating expenses (a)	419,585	527,358	1,297,998	1,556,982

Operating income (a)	77,475	120,065	276,857	350,409
Other expenses:
Interest expense	(17,380)	(15,534)	(52,076)	(45,996)
Other, net	(702)	(1,540)	(1,726)	(3,166)

Income before income taxes (a)	59,393	102,991	223,055	301,247
Provision for income taxes (a)	16,375	32,067	69,169	98,124

Net income (a)	$43,018	$70,924	$153,886	$203,123

Diluted earnings per share (a)	$0.40	$0.66	$1.43	$1.89

Basic earnings per share (a)	$0.40	$0.67	$1.44	$1.91

Weighted average common shares outstanding:
Diluted shares	107,748	107,577	107,675	107,619

Basic shares	106,862	106,341	106,663	106,078

Dividends per share	$0.06	$0.06	$0.18	$0.18

(a) The nine month period ended September 30, 2008 includes a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales:
Electronic Instruments	$271,843	$357,589	$860,569	$1,041,014
Electromechanical	225,217	289,834	714,286	866,377

Consolidated net sales	$497,060	$647,423	$1,574,855	$1,907,391

Income:
Segment operating income:
Electronic Instruments	$47,877	$80,249	$176,790	$237,546
Electromechanical	38,217	50,372	125,900	150,526

Total segment operating income	86,094	130,621	302,690	388,072
Corporate administrative and other expenses	(8,619)	(10,556)	(25,833)	(37,663)

Consolidated operating income	$77,475	$120,065	$276,857	$350,409

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$207,127	$91,210
Receivables, net	349,184	406,012
Inventories	312,536	349,509
Other current assets	91,741	107,855

Total current assets	960,588	954,586

Property, plant and equipment, net	308,331	307,908
Goodwill	1,280,581	1,240,052
Other intangibles, investments and other assets	619,515	552,996

Total assets	$3,169,015	$3,055,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$85,426	$18,438
Accounts payable and accruals	363,610	429,075

Total current liabilities	449,036	447,513

Long-term debt	974,287	1,093,243
Deferred income taxes and other long-term liabilities	261,555	227,014
Stockholders’ equity	1,484,137	1,287,772

Total liabilities and stockholders’ equity	$3,169,015	$3,055,542